NEWS RELEASE

LINN ENERGY ANNOUNCES $1 BILLION ACQUISITION
OF BP's JONAH FIELD PROPERTIES

Houston, June 25, 2012 - LINN Energy, LLC (NASDAQ: LINE) announced today that it signed a definitive purchase agreement to acquire properties in the Jonah Field, located in the Green River Basin of southwest Wyoming, from BP America Production Company for a contract price of $1.025 billion, subject to closing conditions and a preferential right of purchase. The company anticipates the acquisition will close on or before July 31, 2012, and will be financed with proceeds from borrowings under its revolving credit facility.

“This acquisition provides LINN with a significant operated position in the Green River Basin of Wyoming and the opportunity to add employees to our staff who have hands-on experience with operations in the Jonah Field,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “The long-life, low-decline characteristics of the Jonah Field make this asset an excellent fit for us. These properties are expected to provide approximately 145 million cubic feet equivalent per day of liquids-rich natural gas production. Furthermore, we expect this asset to be immediately accretive to distributable cash flow per unit, and it holds significant future drilling inventory. Consistent with our strategy, we have hedged 100 percent of the expected net oil and natural gas production for approximately six years through 2017.”

Significant characteristics expected from the acquisition:

▪	Immediately accretive to distributable cash flow per unit

▪	Estimated Adjusted EBITDA of approximately $160 million (first 12 months)

▪	Production of approximately 145 MMcfe/d (55 percent operated)

▪	Low decline rate of approximately 14 percent

▪	Proved reserves of approximately 730 Bcfe (56 percent PDP)

▪	73 percent natural gas, 23 percent NGL and 4 percent oil

▪	Identified resource potential of approximately 1.2 Tcfe

▪	Approximately 750 producing wells and more than 12,500 net acres

▪	Potential for production optimization and cost savings

▪	Estimated maintenance capital of approximately $40 million to $50 million (first 12 months)
Hedging
Consistent with LINN's strategy to hedge production associated with acquisitions, the company has hedged approximately100 percent of the oil and natural gas production associated with this transaction through 2017, or approximately six years. LINN used a combination of swaps and puts to hedge the production volumes, which preserves significant upside if commodity prices rise.
Credit Facility
Including the pending Jonah Field transaction, LINN has announced or closed almost $3 billion of acquisitions year to date. To maintain adequate financial flexibility and liquidity in light of the company's expanding size and scale, prior to closing LINN intends to request an increase to its revolving credit facility note amount from $2 billion to $3 billion, subject to lender approval and final documentation.
Expected Closing
In addition to customary closing conditions, the acquisition is subject to a preferential right of purchase that encompasses substantially all of the properties. The expiry period for waiver or acceptance of the preferential right of purchase is anticipated during the first week of July 2012. The transaction is expected to close on or before July 31, 2012.

ABOUT LINN ENERGY
LINN Energy's mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 5.1 Tcfe of proved reserves (pro forma for closed and announced 2012 acquisitions) in producing U.S. basins as of Dec. 31, 2011. More information about LINN Energy is available at www.linnenergy.com.
Barclays Capital, BMO Capital Markets and RBC Richardson Barr acted as financial advisors to LINN Energy for the acquisition.
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including the company's drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the company's financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the company's reports filed with the Securities and Exchange Commission. See “Risk Factors” in the company's Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:        LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President - Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183